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PROSPECTUS

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-67434

     1,700,000 Shares

STOCKERYALE, INC.

Common Stock
(par value $0.001 per share)

    The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 1,700,000 shares of common stock of StockerYale, Inc. StockerYale is filing the registration statement of which this prospectus is a part at this time to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of these shares of common stock.

    The common stock of StockerYale is traded under the symbol "STKR" on The Nasdaq National Market. On October 9, 2001, the reported closing price for the common stock on The Nasdaq National Market was $7.88 per share.

    StockerYale will not receive any of the proceeds from the sale of these shares of common stock. StockerYale has agreed to bear all of the expenses in connection with the registration and sale of these shares of common stock (other than underwriting discounts and selling commissions).

    Investing in the common stock involves risks. See "Risk Factors" beginning on page 3.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2001

PROSPECTUS SUMMARY

    This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. As this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.

Description of StockerYale

    StockerYale was incorporated under the laws of The Commonwealth of Massachusetts in 1951. We are an independent designer and manufacturer of optical communication sub-components, as well as lasers, fluorescent lighting and fiber optic illumination products used in industrial inspection and machine vision applications. Our optical communication sub-component products consist primarily of specialty optical fiber used in the building of optical communication networks and phase masks which are used in the production of fiber Bragg gratings, a component used in other optical communication components that enhance the capacity of optical communication networks. Our phase masks and industrial inspection and machine vision products account for the primary portion of our revenues. We operate in a company-owned facility in Salem, New Hampshire and in four leased spaces: one in Roseville, Michigan, one in Cork, Ireland, one in Saint-Laurent, Quebec and the fourth in Singapore. Our principal executive office is located at 32 Hampshire Road, Salem, New Hampshire 03079. Our telephone number is (603) 893-8778. Our common stock is listed on The Nasdaq National Market under the symbol "STKR."

Recent Developments

    On September 27, 2001, we issued a press release announcing the sale of our Stilson machine tool and accessories division for a total purchase price of $1.1 million, consisting of approximately $850,000 in cash and a note receivable for $250,000. The note receivable is payable to the Company over eighteen months at an interest rate of 6.25%. Interest payments only are due over the first six months with payments of principal and interest due over the remaining twelve months.

The Offering

    This prospectus relates to 1,700,000 shares of our common stock that may be offered for sale by the selling stockholders. We originally issued these shares of common stock in a private placement on May 31, 2001. In that private placement, we granted registration rights to the selling stockholders. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations with regards to these registration rights. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

    We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

Plan of Distribution

    The selling stockholders may sell the shares of common stock registered under this prospectus through agents or dealers, directly to one or more individuals, institutions or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution."

RISK FACTORS

    You should carefully consider the following risks before investing in our common stock. You should also refer to and consider all of the information included or incorporated by reference in this prospectus, including the financial statements and related notes discussed in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000. The risks described below are only those risks we believe to be material. There may be additional risks that we view as not material or of which we are not presently aware.

Because our specialty optical fiber business is new and unproven, our operating history is not indicative of future performance

    In early 2000, we made a corporate decision to focus our efforts on our existing specialized illumination product lines and to leverage our experience in manufacturing phase masks to develop and sell other optical communication sub-components. In particular, within the past year, we have been focusing on expanding our product line to include specialty optical fiber for use in wavelength amplifiers and other components of the all-optical communications network. Because we have not yet fully implemented our new business strategy, we do not have an operating history upon which you can evaluate our prospects, and you should not rely upon our past performance to predict our future performance. In order to focus our resources on the lines of business that we believe will ultimately be the most profitable for the company, we have also discontinued certain of our historical lines of business, including our Stilson machine tool and accessories division, which was sold in September 2001, our compass business, which was sold in September 1999, our watch business, which was sold in August 2000, and our printer and recorder product line, which we announced that we were discontinuing in December 2000. Accordingly, our operating history is not indicative of our future performance.

Our stock price has been volatile; we may be subject to litigation due to the volatility of our stock price

    Our stock has experienced significant price and volume fluctuations recently. After adjusting for our two-for-one stock split, our stock price reached a low of approximately $0.39 per share on December 30, 1999, but rose sharply in the early part of 2000. On September 8, 2000, our common stock reached $48.375 per share, which is the 52-week high, and, on August 10, 2001, our common stock closed at $11.94 per share. These fluctuations often have no direct relationship to our operating performance and there is no assurance that our stock will continue to trade at the current price level. The market price for our common stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond our control.

    In the past, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. In light of the fluctuations in our stock price, it is possible that we may be the subject of a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could harm our business, prospects, results of operations, or financial condition.

Our quarterly results are likely to be volatile

    The implementation of our new business strategy and the emerging nature of our marketplace make prediction of future revenues difficult. We believe that our ability to accurately forecast revenues from sales of our products is also limited because of the sales cycle involved in selling our products. This makes it difficult to predict the quarter in which sales will occur. Our expense levels are based, in part, on our expectations regarding future revenues, and our expenses are generally fixed, particularly in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

    Our operating results have varied on a quarterly basis during our operating history and are likely to fluctuate significantly in the future. Our operating results may be below the expectations of our investors as a result of a variety of factors, many of which are outside of our control. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

Our history of losses and the uncertainty of our future profitability makes our common stock a highly speculative investment

    We have experienced operating losses during each of the years ending December 31, 1997, 1998, 1999 and 2000 and the six-month period ended June 30, 2001, and we may continue to incur losses. We cannot predict the size or duration of any future losses. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We may be unable to fund the initiatives required to achieve our new business strategy

    We have implemented a program of strategic initiatives to shift our business focus to our specialty optical fiber, optical sub-component and specialized illumination products. Our initiatives include short-term funding commitments, such as the expansion of manufacturing capacity through new construction, the acquisition of specialized manufacturing equipment, the expansion of our research and development capabilities including joint ventures and long-term (i.e., greater than 12 months) funding commitments, such as our joint venture arrangements. We are presently funding these activities with available cash and financing from outside sources, such as our credit facilities. While we currently believe that we have sufficient resources to fund our foreseeable operating losses, joint venture obligations, and capital expenditure obligations for the next 12 months, we cannot guarantee that we will have sufficient capital available or be able to obtain financing on satisfactory terms at such future times as these initiatives require funding.

We depend on a limited number of suppliers and may not be able to ship products on time if we are unable to obtain an adequate supply of raw materials and equipment on a timely basis

    We depend on a limited number of suppliers of raw materials and equipment used to manufacture our products. We typically do not have long-term agreements with our suppliers and, therefore, our suppliers generally may stop supplying materials and equipment to us at any time. The reliance on a sole or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality.

A small number of affiliated stockholders control a significant portion of our stock

    As of the date hereof, our executive officers and directors as a group beneficially own or control approximately forty percent (40%) of our common stock. Accordingly, these persons will have the ability to significantly influence our Board of Directors and, therefore, the business, policies, executive compensation, and affairs of the Company. Furthermore, such influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of our common stock.

The loss of our key personnel or the inability to recruit additional personnel may harm our business

    We are highly dependent on our senior and middle management as well as our technical and research personnel. In particular, the loss of either Mark W. Blodgett, our Chairman and Chief Executive Officer, or Alain Beauregard, our President and Chief Technology Officer, could harm us significantly. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect our business, results of operations, financial condition or future prospects.

The shares eligible for future sale may have negative impact on the stock price

    Sales of substantial amounts of common stock in the public market following the sale of the 1,700,000 shares offered hereby could have an adverse effect on the market price of the common stock. In addition to the 1,700,000 shares offered hereby, 8,878,236 previously issued and outstanding shares of common stock are currently eligible for sale subject to the provisions of applicable securities laws. We have granted options to purchase 2,282,674 shares of common stock pursuant to our stock option plans, which are covered by registration statements on file with the Securities and Exchange Commission and options and warrants to purchase 79,957 shares of common stock outside of any plan. In addition, a subsidiary of StockerYale, Lasiris Holdings, Inc., has 700,150 shares of capital stock outstanding that are exchangeable into shares of our common stock on a one-for-one basis at the option of the holders. Lasiris Holdings is the entity through which StockerYale acquired and continues to own StockerYale Canada (formerly, known as Lasiris, Inc.).

We do not plan to pay dividends on our common stock

    We have not and do not expect to declare or pay any cash dividends in the foreseeable future. We intend to retain all earnings, if any, in order to expand our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements include, for example, statements relating to business strategy and prospects, future capital expenditures, sources and availability of capital, governmental regulations and their effect on us and competition. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential", or the negative of such terms or other comparable terminology.

    You should exercise caution in interpreting and relying on forward-looking statements since these statements involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the matters discussed under the caption "Risk Factors."

    We caution you that, while forward looking statements reflect the Company's good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

    StockerYale will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

REGISTRATION RIGHTS

    The following is a summary of the material terms and provisions of the registration rights which we granted to the selling stockholders in connection with the May 2001 private placement. It may not contain all of the information that is important to you. You can access complete information by referring to the form of stock purchase agreement dated May 31, 2001 which was filed as an exhibit to the registration statement of which this prospectus is a part.

    We are filing this registration statement pursuant to the terms of the registration rights granted in connection with the May 2001 private placement. Under the registration rights granted in that private placement, we must use our commercially reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission, and we must keep the registration statement continuously effective until the earlier of:

  •
  the date on which the selling stockholders may sell the shares of common stock without registration under the Securities Act of 1933, as amended;

  •
  the date on which the selling stockholders have sold all the shares of common stock covered by this prospectus pursuant to the registration statement or otherwise; or

  •
  two years after the date on which shares of our common stock were issued to the selling stockholders.

    Any shares of common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement. We have agreed to bear the expenses of registering the sale of the shares of common stock by the selling stockholders.

    Pursuant to the registration rights, we have agreed to indemnify the selling stockholders against all losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights.

    In addition, the selling stockholders have agreed to indemnify us, our officers, directors, and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws which result from:

  •
  information furnished to us by the selling stockholders for use in the registration statement or this prospectus or

  •
  any selling stockholder's failure to comply with certain provisions of the form of stock purchase agreement dated May 31, 2001.

SELLING STOCKHOLDERS

    The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of May 31, 2001, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will offer for sale all of their shares of common stock.

    The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of May 31, 2001 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

			Shares of Common Stock Owned After the Offering (1)
	Shares of Common Stock Owned as of May 31, 2001
Selling Stockholder		Shares of Common Stock Offered Hereby
			Number	Percent
Van Wagoner Funds(2)	845,000	845,000	0	*
Van Wagoner Crossover Fund, L.P.(3)	151,278	151,278	0	*
Van Wagoner Capital Partners, L.P.(3)	3,722	3,722	0	*
Cranshire Capital, L.P.(4)	265,000	265,000	0	*
Lagunitas Partners, L.P.(5)	69,700	30,000	39,700	*
Gruber & McBaine International(5)	18,000	10,000	8,000	*
Jon D. Gruber(5)	15,000	10,000	5,000	*
Michel Amsalem	10,000	10,000	0	*
Ohio Carpenters' Pension Plan(6)(7)	25,000	25,000	0	*
New York State Nurses Association Pension Plan(8)(9)	30,000	30,000	0	*
Laborers' District Council & Contractors' of Ohio(8)(10)	17,000	17,000	0	*
Oregon Investment Council(8)(11)	104,000	104,000	0	*
Dow Chemical Retirement Plan Emerging Companies(8)(12)	40,000	40,000	0	*
WTC-CIF Emerging Company Non-Technology Portfolio(8)(13)	50,000	50,000	0	*
WTC-CTF Emerging Companies Portfolio(8)(14)	70,000	70,000	0	*
JB Were Global Small Companies Fund(6)(15)	20,000	20,000	0	*
NZ Funds Global Small Companies Trust(8)(15)	14,000	14,000	0	*
WMP (Dublin) Global Smaller Companies Equity(8)(16)	5,000	5,000	0	*

TOTALS	1,752,700	1,700,000	52,700	*

*
Less than 1%.

(1)
Assumes that all shares hereby offered by the selling stockholders are sold.

(2)
Beneficial ownership of these shares may also be attributed to Van Wagoner Capital Management, Inc., which serves as investment advisor for the selling stockholder and has the power to direct the voting and disposition of the securities, and Garrett Van Wagoner, who serves as the president of Van Wagoner Funds.

(3)
Beneficial ownership of these shares may also be attributed to Van Wagoner Management, LLC, which serves as investment advisor for the selling stockholders and has the power to direct the voting and disposition of the securities, and Garrett Van Wagoner, who serves as the president of Van Wagoner Crossover Fund, L.P. and Van Wagoner Capital Partners, L.P.

(4)
Beneficial ownership of these shares may also be attributed to Mitchell P. Kopin, who serves as President of Cranshire Capital, L.P.

(5)
Beneficial ownership of these shares may also be attributed to Gruber & McBaine Capital Management, LLC, of which Jon D. Gruber is a managing member. Gruber & McBaine Capital Management owns 66,300 shares of common stock and has the power to direct the voting and disposition of the securities held by Lagunitas Partners LP and Gruber & McBaine International.

(6)
Beneficial ownership of these shares may also be attributed to Wellington Management Company, LLP, which shares the power to direct the disposition of the securities pursuant to a management agreement with the selling stockholder.

(7)
Shares are registered in the name of Hammerhead & Co., as nominee.

(8)
Beneficial ownership of these shares may also be attributed to Wellington Management Company, LLP, which shares the power to direct the voting and disposition of the securities pursuant to a management agreement with the selling stockholder.

(9)
Shares are registered in the name of Ell & Co., as nominee.

(10)
Shares are registered in the name of Tarp & Co., as nominee.

(11)
Shares are registered in the name of Westcoast & Co., as nominee.

(12)
Shares are registered in the name of Kane & Co., as nominee.

(13)
Shares are registered in the name of Finwell & Co., as nominee.

(14)
Shares are registered in the name of Landwatch & Co., as nominee

(15)
Shares are registered in the name of Gerlach & Co., as nominee.

(16)
Shares are registered in the name of Squidlake & Co., as nominee.

PLAN OF DISTRIBUTION

    The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  through the writing of options on the securities, whether the options are listed on an options exchange;

  •
  through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

  •
  one or more underwritten offerings on a firm commitment or best efforts basis; and

  •
  any combination of any of these methods of sale.

    The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

    The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

    From time to time, one ore more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

    To the extent required under the Securities Act, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

    A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

    The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five year business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

    We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

    The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders may sell the securities without registration under the Securities Act, the date on which the selling stockholders have sold all of the securities or two years after the effective date of the registration statement. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

    We will not receive any proceeds from sales of any securities by the selling stockholders.

    We can not assure you that the selling stockholders will sell all or any of the securities offered for sale under this prospectus.

AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports or other information we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following regional offices of the Securities and Exchange Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. You may also request copies of our filings at the prescribed duplication rates by writing to the Securities and Exchange Commission's Public Reference Room. You may obtain information regarding the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that are filed electronically with the Securities and Exchange Commission. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to incorporate by reference information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus or any prospectus supplement. Information that we later file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any prospectus supplement and the documents listed below.

    The following documents previously filed by us with the Securities and Exchange Commission are incorporated in, and made a part of, this prospectus by reference as of their respective dates:

  •
  StockerYale's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as amended by a Form 10-KSB/A filed on September 21, 2001 and a Form 10-KSB/A-2 filed on October 11, 2001;

  •
  StockerYale's Proxy Statement dated as of April 18, 2001;

  •
  StockerYale's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;

  •
  StockerYale's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, as amended by a Form 10-QSB/A filed on September 21, 2001 and a Form 10-QSB/A-2 filed on October 11, 2001;

  •
  StockerYale's Current Report on Form 8-K, filed on June 4, 2001; and

  •
  the description of the common stock contained in StockerYale's registration statement on Form 10-SB/A dated December 29, 1995, and any amendments or reports filed for the purpose of updating such description.

All future filings we make with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all of the shares of common stock offered pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and shall be a part of this prospectus from the date of filing of such document.

    We have not authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus or, if applicable, any accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, dealer or agent.

    You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus except exhibits to such documents, at no cost, by writing or telephoning the office of Mr. Fred Pilon, Investor Relations, at the following address and telephone number:

            StockerYale, Inc.
            32 Hampshire Road
            Salem, New Hampshire 03079
            (603) 870-8229

EXPERTS

    The consolidated financial statements as of December 31, 2000 and 1999 and for the years then ended incorporated by reference in this prospectus to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

LEGAL MATTERS

    The validity of the issuance of the shares offered hereby will be passed upon for the Company by its counsel, Goodwin Procter LLP, Boston, Massachusetts.

    No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

1,700,000 Shares

STOCKERYALE, INC.

COMMON STOCK

PROSPECTUS

October 24, 2001

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PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
REGISTRATION RIGHTS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
EXPERTS
LEGAL MATTERS
TABLE OF CONTENTS